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                                                                   Exhibit 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No.1 to the Registration Statement of ML Principal Protection L.P. (formerly, ML Principal Protection Plus L.P.) (a Delaware limited partnership) on Form S-1 of our report dated February 4, 1999 relating to the consolidated financial statements of ML Principal Protection L.P. and of our report dated February 5, 1999 relating to the balance sheet of Merrill Lynch Investment Partners Inc., appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Lawyers; Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP
New York, New York
March 29, 1999